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INDEPENDENT AUDITORS' CONSENT                                       EXHIBIT 23.2



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-01286 of The AES Corporation on Form S-3 of our report dated February 20, 1996, except for Note 14, as to which the date is May 30, 1996, appearing in the Prospectus dated June 10, 1996, and our report on the financial statement schedules dated February 20, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Washington, D.C.

June 10, 1996